SL GREEN REALTY CORP.
                             420 Lexington Avenue
                           New York, New York 10170

                                                                   May 7, 1999

To the Stockholders:

         In the Proxy Statement, dated March 31, 1999 relating to our upcoming Annual Meeting to be held on May 19, 1999, previously distributed to you, there was an inadvertent error in Proposal 3 (Approval of the Amended 1997 Stock Option and Incentive Plan). The Proxy Statement, as previously distributed, indicated that the 1997 Stock Option and Incentive Plan was to be amended so as to increase the aggregate number of shares of Common Stock pursuant to which awards may be granted from 1,100,000 shares to 1,700,000. The actual proposal, as approved by the Board of Directors, increases such number from 1,700,000 to 2,975,000.

         We apologize for any inconvenience this may have caused you and have attached a copy of the corrected Proposal 3 to this letter.

         A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given but the presence (without further action) of a stockholder at the Annual Meeting will not Constitute revocation of a previously given proxy.

                                              Very truly yours,

                                              /s/ Benjamin P. Feldman

                                              Benjamin P. Feldman
                                              Secretary

                             SL GREEN REALTY CORP.
                             420 Lexington Avenue
                           New York, New York 10170

                          PROPOSAL 3: APPROVAL OF THE
                 AMENDED 1997 STOCK OPTION AND INCENTIVE PLAN

         In December 1997, March 1998 and March 1999, the Board of Directors amended the 1997 Stock Option and Incentive Plan.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDED 1997 STOCK OPTION AND INCENTIVE PLAN.

         The Company's 1997 Stock Option and Incentive Plan ("1997 Stock Option and Incentive Plan") was adopted at the time of the IPO in order to provide a means for the Company to implement its long-term incentive program for executive officers and directors, as well as to provide incentives for other officers and employees. The Company's objective in providing these incentives is to attract, retain and motivate talented persons that will maximize stockholder value. In this regard, the Company has sought to provide incentives for a broad range of persons employed by the Company in granting awards under the 1997 Stock Option and Incentive Plan.

         In order to ensure that the Company can continue the broad-based application of its long-term incentive program, the Board of Directors has amended the 1997 Stock Option and Incentive Plan. The Amended 1997 Stock Option and Incentive Plan previously was amended to include "consultants" as among the persons eligible to receive awards under the plan and to provide for the grant of awards in respect of up to an aggregate of 1,700,000 shares of Common Stock. (The 1997 Stock Option and Incentive Plan originally provided for the grant of awards in respect of up to an aggregate of 1,100,000 shares of Common Stock.) The Board of Directors has now amended the Amended 1997 Stock Option and Incentive Plan to provide for the grant of awards in respect of up to an aggregate of 2,975,000 shares of Common Stock. The Amended 1997 Stock Option and Incentive Plan, as amended, is otherwise the same as the 1997 Stock Option and Incentive Plan.

         The following is a description of the Amended 1997 Stock Option and Incentive Plan:

         The Amended 1997 Stock Option and Incentive Plan authorizes (i) the grant of stock options that qualify as incentive stock options under Section 422 of the Code ("ISOs"), (ii) the grant of stock options that do not so qualify ("NQSOs"), (iii) the grant of stock options in lieu of cash Directors' fees and employee bonuses, and (iv) grants of shares of Common Stock, in lieu of cash compensation. The exercise price of stock options is determined by the Compensation Committee, but may not be less than 100% of the fair market value of the shares of Common Stock on the date of grant in the case of ISOs; provided that, in the case of grants of NQSOs granted in lieu of cash Directors' fees and employee bonuses, the exercise price may not be less than 50% of the fair market value of the shares of Common Stock on the date of grant. The Company has previously reserved 1,700,000 shares of Common Stock for issuance under the Amended 1997 Stock Option and Incentive Plan. As of December 31, 1998, options for 1,698,000 shares of Common Stock had been granted pursuant to the Amended 1997 Stock Option and Incentive Plan, including options to purchase 375,000 shares of Common Stock granted to the Named Executive Officers. In that regard, as of December 31, 1998, David J. Nettina had been granted options to purchase 175,000 shares of Common Stock (100,000 of which were awarded in October, 1998), Stephen Green had been granted options to purchase 125,000 shares of Common Stock (which options were granted in October, 1998), Nancy A. Peck and Ben Feldman had each been granted options to purchase 100,000 shares of Common Stock (50,000 of which were awarded to each in October, 1998), and Steven H. Klein and Gerard Nocera had each been granted options to purchase 125,000 shares of Common Stock (75,000 of which were awarded to each in October, 1998). See "Executive Compensation." In addition, each non-employee (including Mr. Levy, nominee for election as a Director at the Annual Meeting) was granted options to purchase 6,000 shares of Common Stock upon completion of the IPO. See "Proposal I -- Election of Directors -Director Compensation." On May 6, 1999, the last reported sale price of the Common Stock on the New York Stock Exchange was $20.125.

         The section entitled "Certain Federal Income Tax Consequences of the Amended 1997 Stock Option and Incentive Plan" contained in the Proxy Statement previously distributed is not hereby modified.

         A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given but the presence (without further action) of a stockholder at the Annual Meeting will not Constitute revocation of a previously given proxy.

         All capitalized terms not defined herein shall have the meanings ascribed to them in the Proxy Statement, dated March 31, 1999.